cashflow

COMPAÑÍA DE TELECOMUNICACIONES DE CHILE S.A. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE THREE MONTHS PERIODS ENDED AS OF MARCH 31, 2004 AND 2003
Figures in Thousands of Constant Ch$ as of March 31, 2004

	2004	2003

NET CASH PROVIDED BY USING IN OPERATING ACTIVITIES	38.259.569	69.333.521

Net income (Gain/Losses)	3.512.518	7.258.465

Result in sales of assets	(142)	47.509

Gain (loss) in sale of fixed assets	(142)	47.509

Charges (credits) to income not affecting cash flows:	77.692.427	73.951.203

Depreciation	65.903.281	65.728.616
Intangibles amortization	607.651	415.730
Write-off and provisions	7.360.197	7.057.863
Equity earnings from related companies (less)	(58.190)	(190.462)
Equity losses from related companies	34.608	37.860
Amotization of goodwill	2.826.321	3.726.459
Price-level restatement (net)	2.225.615	(2.043.200)
Gain (loss) on foreign currency transactions	(977.570)	(45.449)
Other credits not affecting cash flows	(258.665)	(1.790.070)
Other charges not affecting cash flows	29.179	1.053.856

Decrease (increase) in current assets:	12.980.788	11.444.379

(Increase) Decrease in trade receivables	4.642.977	(10.236.163)
(Increase) Decrease in inventories	641.668	1.608.233
(Increase) Decrease in other current assets	7.696.143	20.072.309

Increase (decrease) in current liabilities:	(55.882.004)	(23.383.483)

Increase (decrease) in due to related companies,
related with operating activities	(47.824.908)	(26.049.483)
Increase (decrease) in accrued interest payable	(3.351.646)	(5.382.523)
Increase (decrease) in income tax payable, net	887.206	(582.396)
Increase (decrease) in other accounts payable
related with non operating result	(6.585.622)	5.755.741
Increase (decrease) in value-added tax, net, and other	992.966	2.875.178

Income ( loss) of minority interest	(44.018)	15.448

COMPAÑÍA DE TELECOMUNICACIONES DE CHILE S.A. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE THREE MONTHS PERIODS ENDED AS OF MARCH 31, 2004 AND 2003
Figures in Thousands of Constant Ch$ as of March 31, 2004

	2004	2003

NET CASH PROVIDED BY FINANCING ACTIVITIES	(6.890.227)	(14.967.397)

Repayment of loans (less)	(3.146.228)	(4.006.771)
Repayment of debentures (less)	(3.686.830)	(10.960.626)
Other financing disbursements (less)	(57.169)	-

NET CASH USED IN INVESTING ACTIVITIES	(24.792.643)	(28.954.772)

Sale of fixed assets	47.269	-
Other revenues from investments	-	225.786
Additions to fixed assets (less)	(21.797.188)	(14.513.609)
Investments in financial instruments (less)	(3.042.724)	(14.311.518)
Other investment disbursements (less)	-	(355.431)

NET CASH FLOW FOR THE PERIOD	6.576.699	25.411.352

PRICE-LEVEL RESTATEMENT EFFECT ON CASH AND CASH EQUIVALENTS	160.047	(143.732)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	6.736.746	25.267.620

CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD	33.164.004	21.137.308

CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	39.900.750	46.404.928

Última actualización 22-04-2004
Por Telefónica CTC Chile